Exhibit 99.2

Foster Wheeler International Holdings, Inc. and Subsidiaries
Consolidated Financial Statements
For the nine months ended September 26, 2003 and September 27, 2002

FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
 (In Thousands of Dollars)
(Unaudited)

	September 26, 2003	December 27, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$192,124	$172,471
Short-term investments	46	41
Accounts and notes receivable:
Trade	261,155	259,827
Other (including $19,102 in 2003 and $26,322 in 2002 with affiliates)	55,236	46,973
Intercompany notes	4,341	161
Contracts in process	44,356	60,423
Inventories	1,479	1,445
Prepaid, deferred and refundable income taxes	29,327	40,703
Prepaid expenses	8,656	7,848

Total current assets	596,720	589,892

Land, buildings and equipment	128,702	121,907
Less accumulated depreciation	97,529	89,754

Net book value	31,173	32,153

Restricted cash	21,566	30,169
Notes and accounts receivable - long-term	1,448	1,425
Intercompany notes receivable - long-term	26,044	25,883
Investment and advances	95,617	91,537
Other assets	9,277	8,709
Deferred income taxes	74,554	69,381

TOTAL ASSETS	$856,399	$849,149

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities:
Current installments on long-term debt	$416	$105
Bank loans	—	13,266
Accounts payable and accrued expenses (including $38,293 in 2003 and $65,190 in 2002 with affiliates)	281,022	270,413
Intercompany notes payable	22,252	19,179
Estimated costs to complete long-term contracts	276,428	227,092
Advance payments by customers	44,142	65,492
Income taxes	21,806	39,447

Total current liabilities	646,066	634,994

Long-term debt less current installments	997	319
Intercompany notes payable - long-term	129,283	134,372
Deferred income taxes	5,863	6,638
Pension, postretirement and other employee benefits	165,964	143,688
Other long-term liabilities and minority interest	70,920	69,883

TOTAL LIABILITIES	1,019,093	989,894

Shareholder's Deficit:
Common stock	1	1
Capitalization of intercompany notes	(38,769)	(10,539)
Paid-in capital	4,703	4,703
Retained earnings	109,421	95,944
Accumulated other comprehensive loss	(238,050)	(230,854)

TOTAL SHAREHOLDER'S DEFICIT	(162,694)	(140,745)

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT	$856,399	$849,149

See notes to condensed consolidated financial statements.

FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
 (In Thousands of Dollars)
(Unaudited)

	Nine Months Ended

	September 26, 2003	September 27, 2002

	Revenues:
Operating revenues	$1,430,909	$1,167,546
Interest income (including $3,290 in 2003 and $4,349 in 2002 with affiliates)	6,441	6,860
Other income	20,553	25,518

Total Revenues	1,457,903	1,199,924

Costs and Expenses:
Cost of operating revenues	1,362,091	1,133,823
Selling, general and administrative expenses	58,352	50,206
Other deductions	17,463	5,587
Interest expense (including $2,470 in 2003 and $2,867 in 2002 with affiliates)	2,913	3,397

Total Costs and Expenses	1,440,819	1,193,013

Earnings before income taxes	17,084	6,911
Provision for income taxes	3,607	4,550

Net earnings	13,477	2,361
Other comprehensive income:
Change in net loss on derivative instruments designated as cash flow hedges (net of tax benefit of $4 in 2002)	—	6
Change in accumulated translation adjustment during the period	(7,196)	11,766

Comprehensive income	$6,281	$14,133

See notes to condensed consolidated financial statements.

FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)

	September 26, 2003	September 27, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$13,477	$2,361
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization	7,345	7,294
Deferred tax	(3,897)	2,445
Gain on asset sales	(286)	(3,424)
Equity earnings, net of dividends	(7,249)	(6,492)
Other noncash items	12,046	(7,408)
Changes in assets and liabilities:
Receivables	10,680	54,782
Contracts in process and inventories	19,982	(881)
Accounts payable and accrued expenses	(9,370)	7,612
Estimated costs to complete long-term contracts	39,225	17,277
Advance payments by customers	(24,937)	12,461
Income taxes	(1,767)	4,634

Net cash provided by operating activities	55,249	90,661

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	9,877	(23,543)
Capital expenditures	(5,202)	(4,147)
Proceeds from sale of assets	954	636
Decrease/(increase) in investments and advances	1,939	(8,426)
Increase in short-term investments	(5)	(3)

Net cash provided/(used) by investing activities	7,563	(35,483)

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalization of intercompany notes	(28,230)	(22,697)
Dividends paid	—	(1,369)
Change in notes payable to affiliates	(7,764)	(5,529)
Proceeds from long-term debt	20	(756)
Payments of long-term debt	(22)	—
Decrease in bank loans	(13,739)	(766)

Net cash used by financing activities	(49,735)	(31,117)

Effect of exchange rate changes on cash and cash equivalents	6,576	3,883

INCREASE IN CASH AND CASH EQUIVALENTS	19,653	27,944
Cash and cash equivalents at beginning of year	172,471	121,054

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$192,124	$148,998

See notes to condensed consolidated financial statements.

FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (In Thousands of Dollars)
(Unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler International Holdings, Inc. (the “Company”) is a wholly owned subsidiary of Foster Wheeler LLC (“FWLLC”) which is an indirectly wholly owned subsidiary of Foster Wheeler Ltd. The principal operations of the Company are to provide design, engineer, and construct petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals and pollution control equipment. The Company operates primarily outside of the United States with operations in the United Kingdom, Italy, France, Turkey, Spain, Singapore, Thailand, Malaysia, South Africa and Canada.

The Company has transactions and relationships with Foster Wheeler Ltd. and its affiliates. The financial position, results of operations, and the cash flows of the Company have been impacted by these transactions and relationships as discussed in Notes 2 and 9.

2.	Going Concern

The accompanying condensed consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Foster Wheeler Ltd. may not, however, be able to continue as a going concern. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, Foster Wheeler Ltd.’s ability to return to profitability, to continue to generate cash flows from operations, asset sales and collections of receivables to fund its obligations including those resulting from asbestos related liabilities, as well as Foster Wheeler Ltd. maintaining credit facilities and bonding capacity adequate to conduct its business. Foster Wheeler Ltd. has incurred significant losses in each of the years in the two-year period ended December 27, 2002 and in the nine months ended September 26, 2003, and has a shareholder deficit of $871,500 at September 26, 2003. Foster Wheeler Ltd. has substantial debt obligations and during 2002 it was unable to comply with certain debt covenants under the previous revolving credit agreement. Foster Wheeler Ltd. received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, the credit facilities were amended to provide covenant relief of up to $180,000 of gross pretax charges recorded in the third quarter of 2002 and also to provide that up to an additional $63,000 in pretax charges related to specific contingencies could be excluded from the covenant calculation through December 2003, if incurred. In March 2003, the Senior Credit Facility was again amended to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants and the minimum earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and senior debt ratio. The credit facilities were also amended in July 2003 to provide waivers of the applicable sections of the Senior Credit Facility to permit exchange offers, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. There is no assurance Foster Wheeler Ltd. will be able to comply with the terms of the Senior Credit Facility, as amended, and other debt agreements during 2003 and 2004.

Foster Wheeler Ltd.’s U.S. operations are cash flow negative and are expected to continue to generate negative cash flow due to a number of factors including the litigation and settlement of asbestos related claims, costs related to Foster Wheeler Ltd.’s indebtedness, obligations to fund U.S. pension obligations, and other expenses related to corporate overhead. As of September 26, 2003, Foster Wheeler Ltd. had aggregate indebtedness of approximately $1,100,000, which must be funded primarily from distributions from subsidiaries. As of September 26, 2003, Foster Wheeler Ltd. had cash and cash equivalents on hand, short-term investments, and restricted cash totaling $470,200 compared to $429,000 as of December 27, 2002. Of the $470,200 total at September 26, 2003, approximately $407,100 was held by foreign subsidiaries. Foster Wheeler Ltd. requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations minimum working capital needs. Foster Wheeler Ltd.’s current 2003 forecast assumes cash repatriations from its non-U.S. subsidiaries from royalties, management fees, inter-company loans, debt service on inter-company loans, and dividends, of approximately $95,000. As of September 26, 2003, Foster Wheeler Ltd. had repatriated $55,700 from its non-U.S. subsidiaries.

There can be no assurance that the balance will be repatriated, as there are significant legal and contractual restrictions on the Foster Wheeler Ltd.’s ability to repatriate funds from its non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. In addition, certain of Foster Wheeler Ltd.’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law, which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, Foster Wheeler Ltd. may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries or future earnings of those subsidiaries in sufficient amounts to fund its working capital requirements, to repay debt, or to satisfy other obligations of its U.S. operations, which could limit Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern.

Management updates its forecasts of U.S. liquidity on a weekly basis. These forecasts include, among other analyses, cash flow forecasts, which include cash on hand, cash flows from operations, cash repatriated from non-U.S. subsidiaries, asset sales, collections of receivables and claims recoveries, and working capital needs. Management initiated a plan to increase the U.S. cash flow in the fourth quarter of 2003 and currently forecasts that sufficient cash will be available to fund Foster Wheeler Ltd.’s U.S. working capital needs throughout the forecast period, through 2004. There can be no assurance that the cash amounts realized and/or timing of the cash flows will match Foster Wheeler Ltd.’s forecast.

The planned restructuring contemplates the sale of assets, including the potential sale of one or more of Foster Wheeler Ltd.’s European operations. Foster Wheeler Ltd. may not be able to complete the components of the restructuring plan on acceptable terms, or at all. It is possible that asset sales may result in amounts realized which differ materially from the balances recorded in the financial statements.

Failure by Foster Wheeler Ltd. to achieve its forecast and complete the components of the restructuring plan on acceptable terms would have a material adverse effect on Foster Wheeler Ltd.’s financial condition. These matters raise substantial doubt about Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern.

In August 2002, Foster Wheeler Ltd. finalized a Senior Credit Facility with its lender group. This facility, including a $71,000 term loan, a $69,000 revolving credit facility, and a $149,900 letter of credit facility, expires on April 30, 2005. The Senior Credit Facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and, in connection with Amendment No. 3 discussed below, 100% of the stock of the first-tier foreign subsidiaries. The Senior Credit Facility has no scheduled repayments prior to maturity on April 30, 2005. The agreement requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. Foster Wheeler Ltd. retains the first $77,000 of such amounts and also retains a 50% share of the balance. The financial covenants in the agreement commenced at the end of the first quarter 2003 and include a senior leverage ratio and a minimum EBITDA level as described in the agreement, as amended. With the sale of the Foster Wheeler Environmental Corporation net assets on March 7, 2003, and an interest in a corporate office building on March 31, 2003, the $77,000 threshold was exceeded. Accordingly, a principal prepayment of $1,445 was made on the term loan in the second quarter of 2003.

Amendment No. 1 to the Senior Credit Facility, obtained on November 8, 2002, provides covenant relief of up to $180,000 of gross pretax charges recorded by Foster Wheeler Ltd. in the third quarter of 2002. The amendment further provides that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. Through the third quarter of 2003, $31,000 of the contingency risks was favorably resolved, and additional project reserves were established for $31,200 leaving a contingency balance of $800.

Amendment No. 2 to the Senior Credit Facility, entered into on March 24, 2003, modifies (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA, and Senior Debt Ratio, as specified in section 6.01 of the Senior Credit Facility. In connection with this amendment to the Senior Credit Facility, Foster Wheeler Ltd. made a prepayment of principal on the term loan in the aggregate amount of $10,000.

Amendment No. 3 to the Senior Credit Facility, entered into on July 14, 2003, modifies certain affirmative and negative covenants to permit the exchange offers described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. In connection with this amendment to the Senior Credit Facility, Foster Wheeler Ltd. agreed to pay a fee equal to 5% of the lenders’ credit exposure, which as of September 26, 2003 was $185,900, if Foster Wheeler Ltd. has not made a prepayment of principal under the Senior Credit Facility of $100,000 on or before March 31, 2004.

Foster Wheeler LLC (“FWLLC”), an indirectly wholly owned subsidiary of Foster Wheeler Ltd., has issued $200,000 notes in the public market which bear interest at a fixed rate of 6.75% (the “6.75% Notes”). Holders of the 6.75% Notes due November 15, 2005 have a security interest in the stock and debt of FWLLC's subsidiaries and on facilities owned by FWLLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the Senior Credit Facility. As permitted by the Indenture, the Term Loan and the obligations under the letter of credit facility (collectively approximating $185,900 at September 26, 2003) have priority to the 6.75% Notes in these assets while the security interest of the 6.75% Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.

Foster Wheeler Ltd. finalized a sale/leaseback arrangement in the third quarter of 2002 for an office building at its corporate headquarters. This capital lease arrangement leases the facility to Foster Wheeler Ltd., for an initial non-cancelable period of 20 years.

In the third quarter of 2002, Foster Wheeler Ltd. entered into a receivables financing facility that matures on August 15, 2005 and is secured by a portion of certain of Foster Wheeler Ltd.’s subsidiaries’ domestic trade receivables.

Foster Wheeler Ltd. has the ability to borrow up to a maximum of $40,000 using eligible trade accounts receivable as security. The facility is subject to covenant compliance. The financial covenants commenced at the end of the first quarter of 2003 and include a senior leverage ratio and a minimum EBITDA level. Noncompliance with the financial covenants allows the receivable purchaser to terminate the arrangement and accelerate any amounts then outstanding.

No borrowings were outstanding under this facility as of September 26, 2003 or December 27, 2002.

The Senior Credit Facility, the sale/leaseback arrangement, and the receivables financing arrangement have quarterly debt covenant requirements. Management’s forecast indicates that

Foster Wheeler Ltd. will be in compliance with the debt covenants throughout 2003 and 2004. However, there can be no assurance that the actual financial results will match the forecasts or that Foster Wheeler Ltd. will not violate the covenants. If Foster Wheeler Ltd. violates a covenant under the Senior Credit Facility or the sale/leaseback arrangement, repayment of amounts borrowed under such agreements could be accelerated. Acceleration of these facilities would result in a default under other debt agreements which would allow such debt to be accelerated as well. The total amount of Foster Wheeler Ltd. debt that could be accelerated, including the amount outstanding under the Senior Credit Facility, is $915,200 as of September 26, 2003. Foster Wheeler Ltd. would not be able to repay amounts borrowed if the payment dates were accelerated. Failure to repay such amounts would cause Foster Wheeler Ltd. to no longer be able to operate as a going concern. The debt covenants and the potential payment acceleration requirements raise substantial doubts about Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Summary of Significant Accounting Policies

The condensed consolidated balance sheet as of September 26, 2003 and the related condensed consolidated statements of operations and comprehensive income and of cash flows for the nine-month periods ended September 26, 2003 and September 27, 2002, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items except for specific items discussed herein. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated balance sheet as of December 27, 2002 has been derived from the 2002 audited consolidated financial statements. A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by the Company during 2003.

Principles of Consolidation — The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Foster Wheeler International Corporation and all significant domestic and foreign subsidiary companies. All significant intercompany transactions and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts, customer and vendor claims, depreciation, employee and retiree benefit plans, taxes and contingencies, among others. The Company established a provision for the balance of outstanding commercial claims as of December 27, 2002. The Company revised its estimates of claim revenues to reflect recent adverse recovery experience due to management’s desire to monetize claims, and the poor economic conditions impacting the markets served by the Company. As of December 27, 2002 and September 26, 2003, the Company had recorded commercial claims of $0.

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage of completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value in excess of $5,000. Progress toward completion for fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.”

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates are revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: (i) the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; (ii) costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and (iii) the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. While the Company has established reserves against its commercial claims to bring the net book value of such claims to $0 at September 26, 2003 and December 27, 2002, such claims continue to be pursued and are currently in various stages of negotiation, arbitration and other legal proceedings.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. The Company requires a substantial portion of these funds to support their liquidity and working capital needs. Accordingly, these funds may not be readily available for repatriation to its parent.

Restricted Cash — Restricted cash at September 26, 2003 consists of approximately $17,900 that was required to collateralize letters of credit and bank guarantees, and approximately $3,700 of client escrow funds.

Short-term Investments — Short-term investments consist primarily of certificates of deposit and bonds of foreign governments and are classified as available for sale under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” Realized gains and losses from sales are based on the specific-identification method.

Accounts and Notes Receivable— In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets. Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history within the various served markets and general economic trends are also evaluated when conside ring the necessity of a provision.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement was effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this new statement was not material to the Company.

Investments and Advances — The Company uses the equity method of accounting for investment ownership of between 20% and 50% in affiliates unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Company does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Company’s significant investments in affiliates that are not consolidated are recorded using the cost method.

Income Taxes — Income tax expense in the Company’s statements of operations has been calculated on a separate company basis for its subsidiaries that file tax returns in their foreign jurisdictions. Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at period-end exchange rates and income and expenses and cash flows at monthly weighted-average rates.

The Company enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable or payable (gains or losses) under foreign exchange hedges are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At September 26, 2003, the Company did not meet the requirements for deferral under SFAS No. 133 and recorded a loss of $505 for the nine months ended September 26, 2003 on derivative instruments. At September 27, 2002, the Company also did not meet the requirements for deferral and recorded a gain of $2,025 for the nine months ended September 27, 2002.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

Stock Option Plans — Both Foster Wheeler Ltd. and the Company account for stock options in accordance with Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees,” and have adopted the disclosure-only provision of the SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock Based Compensation – Transition and Disclosure.” Accordingly, no compensation cost has been recognized by the Company relating to these stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date for awards in 2003 and 2002 consistent with the provisions of SFAS No. 123, the Company’s net earnings and would have been reduced to the pro forma amounts indicated below:

	For the nine months ended

	2003	2002

Net earnings – as reported	$13,477	$2,361
Deduct: Total stock-based employee compensation
expense determined under fair value based method
for awards, net of $315 tax	—	585

Net earning – pro forma	$13,477	$1,776

Recent Accounting Developments — In June 2002, the FASB issued SFAS 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds previous statements regarding the extinguishment of debt and amends SFAS 13, “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale/leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale/leaseback transactions. The provisions of SFAS 145 related to the extinguishment of debt are to be applied to fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. The adoption of this statement did not have a material impact on the Company.

In November 2002, the FASB issued FASB Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN 45 also incorporates, without change, the guidance in FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is being superseded.

This interpretation does not apply to certain guarantee contracts and the provisions related to recognizing a liability at inception for the fair value of the guarantor’s obligation do not apply to the following:

a.	Product warranties;

b.	Guarantees that are accounted for as derivatives;

c.	Guarantees that represent contingent consideration in a business combination;

d.	Guarantees for which the guarantor’s obligations would be reported as an equity item (rather than a liability);

e.	An original lessee’s guarantee of lease payments when that lessee remains secondarily liable in conjunction with being relieved from being the primary obligor (that is, the principal debtor) under a lease restructuring;

f.	Guarantees issued between either parents and their subsidiaries or corporations under common control; and

g.	A parent’s guarantee of a subsidiary’s debt to a third party, and a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent.

However, the guarantees described in a. through g. above are subject to the disclosure requirements.

The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company in its 2002 consolidated financial statements implemented the disclosure requirements of this interpretation. The Company implemented the recognition and measurement provisions of the interpretation in the first quarter of 2003.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS 123 to require prominent disclosures, in both interim and annual financial statements, about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The provisions of this standard relating to the fair value measurements do not affect the Company as it accounts for stock-based employee compensation under the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” as permitted under SFAS 123. The Company has implemented the disclosure requirements of this standard.

In March 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest rate entities which have one or both of the following characteristics:

•	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•	The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

FIN 46 applies immediately to variable interest rate entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, the effective date of FIN 46 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 was deferred until the end of the first interim or annual period ending after December 15, 2003.

The Company is currently assessing the impact of the adoption of this interpretation on entities in which it held a variable interest that it acquired prior to February 1, 2003. The Company did not obtain any interests in variable interest rate entities subsequent to January 31, 2003.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends SFAS 133 for decisions made: (1) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133; (2) in connection with the other FASB projects dealing with financial instruments; and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact the Company.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument within its scope as a liability; many of which had been previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. This statement does not impact the financial instruments issued by the Company prior to May 31, 2003 and there have been no issuances of financial instruments by the Company since that date.

4.	Litigation and Uncertainties

In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment design or plant construction. Based on its knowledge of the facts and circumstances surrounding such claims and of its insurance coverage for such claims, if any, management of the Company believes that the disposition of such suits will not result in charges against assets or earnings materially in excess of amounts previously provided for in the accounts.

The ultimate legal and financial liability in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used become known, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters, which are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

5.	Changes in Shareholder’s Deficit

Changes in Shareholder’s deficit for the nine months ended September 26, 2003 were as follows:

	Common Stock	Capitalization of Intercompany Notes Receivable	Paid-in Capital	Retained Earnings	Accumulated Other Comprehen- sive Loss	Total Shareholder's Deficit

Balance at December 27, 2002	$1	$(10,539)	$4,703	$95,944	$(230,854)	$(140,745)
Capitalization of intercompany notes		(28,230)				(28,230)
Net earnings				13,477		13,477
Dividends paid						—
Foreign currency translation adjustment					(7,196)	(7,196)

Balance at September 26, 2003	$1	$(38,769)	$4,703	$109,421	$(238,050)	$(162,694)

6.	Advances, Investments and Equity Interests

The Company owns a non-controlling equity interest in two cogeneration projects, and one waste-to-energy project; all are located in Italy. Two of the projects are each 42% owned while the third is 49% owned by the Company. Following is summarized financial information for the Company’s equity affiliates combined, as well as the Company’s interest in the affiliates.

	September 26, 2003	December 27, 2002

Balance Sheet Data:
Current assets	$87,108	$79,569
Other assets (primarily buildings and equipment)	383,144	344,993
Current liabilities	44,713	19,429
Other liabilities (primarily long-term debt)	354,638	344,148

Net assets	$70,901	$60,985

	September 26, 2003	September 27, 2002

Income Statement Data for the nine months ended:
Total revenues	$148,382	$132,898
Gross earnings	37,827	35,171
Income before income taxes	18,416	21,019
Net earnings	12,394	12,340

Additionally, at September 26, 2003 the Company holds investments in unconsolidated affiliates of $44,424 and has made advances of $21,422 to its third party equity investees.

As of September 26, 2003, the Company’s share of the net earnings and investment in the equity affiliates totaled $5,345 and $29,771, respectively. The Company has guaranteed certain performance obligations of these projects. The Company’s average contingent obligations under these guarantees are approximately $1,400 per year in total for the three projects.

7.	Warranty Reserves

The Company provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract.

Balance as of December 27, 2002
$
25,700
Accruals	22,600
Settlements	(1,800)
Adjustments to provisions	(1,300)

Balance as of September 26, 2003	$45,200

8.	Income Taxes

The difference between the statutory and effective tax rate in 2003 and 2002 is predominately due to differences in foreign tax rates. The variance in the effective tax rate for the nine months ended September 26, 2003 compared with the nine months ended September 27, 2002 is due to the significant amount of valuation allowance set up in 2002 and the mix of income and losses in 2003 being taxed in various higher tax-rate jurisdictions and certain permanent benefits realized in some foreign jurisdiction.

9.	Related Party Transactions

The Company enters into long-term contracts as a subcontractor and/or performs subcontracting work for certain Foster Wheeler affiliates. Included in the condensed consolidated statement of operations for September 2003 and 2002, related to these contracts and intercompany borrowings is the following:

	For the nine months ended

	September 26, 2003	September 27, 2002

Operating revenues	$6,716	$9,156
Cost of operating revenues	9,003	14,170
Interest income	3,290	4,349
Interest expense	2,470	2,867

Costs incurred by Foster Wheeler Ltd. and certain of its affiliates on behalf of the Company are charged to the Company through a management fee. These fees represent management’s estimation of a reasonable allocation of the Company’s share of such costs. These costs, plus royalty fees, are included in costs and expenses and totaled $18,647 and $13,799 for the nine months ended September 26, 2003 and September 27, 2002, respectively.

Included in the balance sheet at September 26, 2003 and December 27, 2002 related to long-term contract activity and intercompany borrowings with Foster Wheeler affiliates is the following:

	At September 26, 2003	At December 27, 2002

Accounts and notes receivable	$19,102	$26,322
Intercompany notes receivable	30,385	26,044
Accounts payable	38,293	65,190
Intercompany notes payable	151,535	153,551

Also reflected in the balance sheet, due to the uncertainty of collection based on the going concern issues addressed in Note 2, the Company reduced intercompany notes receivable and charged shareholder’s deficit for its notes receivable from U.S. affiliates. The year-over-year change is reflected in the changes in shareholder’s deficit presented in Note 5 and the Condensed Consolidated Statement of Cash Flows. The impact on shareholder’s deficit was a reduction of $38,769 and $10,539 at September 26, 2003 and December 27, 2002, respectively.

All of the related party transactions discussed above are eliminated in the Foster Wheeler Ltd. and Subsidiaries Consolidated Financial Statements for the nine months ended September 26, 2003 and September 27, 2002, and as of December 27, 2002.

10.	Security Pledged as Collateral

FWLLC issued $200,000 Notes in the public market which bear interest at a fixed rate of 6.75% (the “6.75% Notes”). Holders of the 6.75% Notes due November 15, 2005 have a security interest in the stock and debt of FWLLC's subsidiaries and on facilities owned by FWLLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the Senior Credit Facility. This security interest includes the stock and debt of the Company. The Term Loan and the obligations under the letter of credit facility (collectively approximating $185,900 at September 26, 2003) have priority to the 6.75% Notes in these assets while the security interest of the 6.75% Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.

11.	Major Business Groups

Management uses several financial metrics to measure the performance of the Company’s business segments. EBITDA, as defined in Note 2, is the primary financial measure used by the Company’s chief decision makers. Previously, gross margin, which is equal to operating revenues less cost of operating revenues, was considered the primary financial measure.

	Engineering
	and
	Construction	Energy Group	Eliminations	Total

For the Nine Months Ended September 26, 2003
Third party revenue	$1,338,371	$109,526	$—	$1,447,897
Intercompany revenue	4,955	5,592	(541)	10,006

Total revenue	$1,343,326	$115,118	(541)	$1,457,903

EBITDA	$23,291	$4,051	—	$27,342
Less: Interest expense	2,897	16	—	2,913
Less: Depreciation and amortization	6,516	829	—	7,345

Earnings before income taxes	13,878	3,206	—	17,084
Income taxes	2,402	1,205	—	3,607

Net earnings	$11,476	$2,001	—	$13,477

For the Nine Months Ended September 27, 2002
Third party revenue	$1,055,478	$130,941	—	$1,186,419
Intercompany revenue	7,629	6,962	(1,086)	13,505

Total revenue	$1,063,107	$137,903	(1,086)	$1,199,924

EBITDA	$17,945	$(343)	—	$17,602
Less: Interest expense	2,572	825	—	3,397
Less: Depreciation and amortization	8,462	(1,168)	—	7,294

Earnings before income taxes	6,911	—	—	6,911
Income taxes	4,908	(358)	—	4,550

Net earnings	$2,003	$358	$—	$2,361

Operating revenues by industry segment for the nine month periods ending September 26, 2003 and September 27, 2002, respectively, were as follows:

	Nine Months Ended

	September 26,	September 27,
	2003	2002

Power	$265,049	$211,684
Oil and gas/refinery	711,869	455,043
Pharmaceutical	230,597	277,165
Chemical	161,638	113,974
Environmental	46,239	41,944
Eliminations and other	15,517	67,736

	$1,430,909	$1,167,546

12.	Subsequent Events

In October 2003, the Company sold its investment in Foster Wheeler Energia S.A., a wholly owned subsidiary of Foster Wheeler Europe Limited, for proceeds of approximately $34,200. The subsidiary was sold to a wholly owned affiliate of Foster Wheeler Ltd. The sales price approximated the carrying value.